Exhibit 99.1

XO Offers “Insurance” Policy for Global Crossing Restructuring

Reston, VA — June 26, 2003 - XO Communications, Inc. (“XO”) today announced that it has offered a revised proposal for a bankruptcy restructuring of Global Crossing, Ltd. and Global Crossing Holdings, Ltd. (collectively “Global Crossing”) that would run in parallel with Global Crossing’s current efforts to emerge from bankruptcy under the terms of its current Purchase Agreement with Singapore Technologies Telemedia PTE (“STT”).

     XO’s revised offer was prompted by Global Crossing’s deteriorating financial condition coupled with its pending request to extend, until mid-October, STT’s exclusive rights to close a deal with Global Crossing. If approved, Global Crossing’s request would prevent the bankrupt company from soliciting other potential offers — a circumstance that would likely prevent an alternative plan from being presented, approved, and consummated until the first quarter of 2004, at the earliest. During a court hearing yesterday, Global Crossing’s financial advisor, the Blackstone Group, L.P., acknowledged the uncertainty regarding the company’s cash reserves and confirmed that Blackstone had recommended that Global Crossing secure debtor-in-possession financing as early as the end of the third quarter of 2003.

     “The prospect of continued exclusivity and a failed STT deal could result in Global Crossing running out of cash without having an alternative restructuring plan in place — a possibility that requires Global Crossing to adopt a ‘dual track’ approach,” said Brian Oliver, Executive Vice President of Strategy and Corporate Development.

     “Global Crossing’s prolonged bankruptcy and dwindling cash reserves are expected to result in continued erosion of its customer base unless an alternative offer is put in place,” added Oliver. “XO has been through the bankruptcy process and understands the necessity of having at least two purchase plans in place in order to retain existing customers and attract new customers. An added benefit of accepting the XO plan is that customers will be more confident that Global Crossing will survive regardless of whether the STT plan is consummated.”

     The revised offer, which supersedes all prior XO offers with the exception of its tender offer for the $2.25 billion of senior secured bank debt made on June 24, 2003, was detailed in a term sheet that accompanied a letter sent late yesterday by Carl Icahn, XO’s Chairman of the Board, to John Legere, CEO of Global Crossing, Ltd. The revised offer contemplates that XO would be authorized to propose and file by July 15, 2003 a Plan and Disclosure Statement (“XO Plan”) that includes the following terms:

•	XO will pay holders of the $2.25 billion senior secured Global Crossing bank debt $220 per $1,000 of principal, or approximately $495 million in the aggregate.

•	XO will pay holders of Global Crossing’s pre-petition unsecured indebtedness $200,000,000 in cash in full satisfaction of all unsecured claims.

•	A disclosure statement hearing for the XO Plan must occur on or prior to August 16, 2003 and a confirmation hearing for the XO Plan must occur on or prior to September 30, 2003.

•	All allowed administrative and priority claims will be paid in full as and when allowed or on such other terms as holders of such allowed administrative and priority claims may agree but such allowed claims shall not exceed $195 million.

•	If the STT transaction receives all requisite regulatory approvals (including those required by the Committee on Foreign Investment in the U.S. and the Federal Communications Commission) prior to the confirmation hearing date, then the confirmation hearing for the XO Plan shall be canceled and Global Crossing shall proceed with the STT transaction.

•	If the STT transaction has not received all requisite regulatory approvals prior to the XO Plan confirmation hearing, then Global Crossing will terminate its Purchase Agreement with STT, pursuant to the terms of the Purchase Agreement and neither Global Crossing nor XO shall be liable for liquidated damages. Global Crossing shall then immediately proceed to confirmation of the XO Plan.

•	The XO offer is subject to the revision by Global Crossing of its pending request in U.S. Bankruptcy Court to extend exclusivity and approval by the Court of a revised motion that would permit Global Crossing to terminate its Purchase Agreement with STT, without incurring liquidated damages, on or after September 30, 2003.

•	This XO offer is not subject to due diligence or financing contingencies.

I.	ABOUT XO COMMUNICATIONS

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services. XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations and results of operations of Global Crossing, and XO’s estimate of the length of time that Global Crossing’s cash and marketable securities will fund its operations. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

Contact: Kara Palamaras 703-547-2011